Exhibit 10.25

FIFTH AMENDMENT AND MODIFICATION TO
LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made this 30th day of July, 2003, by and among SHERWOOD BRANDS OF VIRGINIA, LLC (“VA”), SHERWOOD BRANDS, LLC (“MD”), SHERWOOD BRANDS OF RI, INC. (“RI”), ASHER CANDY, INC. (formerly known as Asher Candy Acquisition Corporation) (“Asher”), SHERWOOD BRANDS, INC. (“Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank (the “Lender”).  VA, MD, RI and Asher are referred to collectively as “Borrowers” or each as a “Borrower”.

BACKGROUND

A.                                   Borrowers, Guarantor and Lender entered into that certain Loan and Security Agreement dated June 12, 2001 (as amended by that certain First Amendment and Modification to Loan and Security Agreement dated April 30, 2002, that certain Second Amendment and Modification to Loan and Security Agreement dated September 5, 2002, that certain Third Amendment and Modification to Loan and Security Agreement dated April 7, 2003, that certain Fourth Amendment and Modification to Loan and Security Agreement dated May 30, 2003 and as the same may be further amended from time to time, the “Loan Agreement”).

B.                                     Borrowers, Guarantor and Lender desire to further amend the Loan Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.                                     Maximum Revolving Credit.  Section 10.1(a) of the Loan Agreement, “Maximum Revolving Credit”, is hereby amended by replacing the reference therein to “$25,000,000.00” with “$18,000,000.00”.  Borrowers’ obligations in respect of sums due under Revolving Loans and Letters of Credit shall continue to be evidenced by that certain Amended and Restated Revolving Note from Borrowers to Lender dated April 30, 2002 in the face amount of Twenty-Five Million Dollars ($25,000,000.00).  However, the Maximum Revolving Credit shall be Eighteen Million Dollars ($18,000,000.00), notwithstanding the face amount of such Amended and Restated Revolving Note.

2.                                     Subordinated Debt.

(a)                                  On or before the date hereof, Borrowers shall receive cash proceeds of a loan from Lana, LLC in an amount equal to Two Million Dollars ($2,000,000.00) (the “Subordinated Debt”), which amount shall be applied to the outstanding principal balance of the Revolving Loans.

(b)                                 The Subordinated Debt shall be secured solely by a security interest in the accounts receivable and inventory of Borrowers (the “Subordinated Debt Collateral”).

(c)                                  The Subordinated Debt and the Subordinated Debt Collateral are fully subordinated to all Obligations and all liens, security interests, rights and remedies in favor of Lender in the Subordinated Debt Collateral, pursuant to that certain Subordination Agreement of even date herewith among Borrowers, Lender and Lana, LLC.

3.                                     Permitted Out-of-Formula Amount.

(a)                                  In addition to the sums otherwise available to Borrowers as Revolving Loans supported by the Borrowing Base, Borrowers may borrow the following amounts for the following periods (the “Permitted Out-of-Formula Amount”):

Period	Permitted Out-of-Formula Amount

Date hereof through and including October 31, 2003	$1,000,000

November 1, 2003 through and including November 15, 2003	$600,000

November 16, 2003 through and including November 30, 2003	$350,000

(b)                                 At all times after November 30, 2003, no Permitted Out-of-Formula Amount shall be available to Borrowers.

(c)                                  Notwithstanding anything in this Amendment to the contrary, in no event shall the sum of the (i) Revolving Loans and Letters of Credit supported by the Borrowing Base, plus (ii) Revolving Loans and Letters of Credit supported by the applicable Permitted Out-of-Formula Amount, exceed the Maximum Revolving Credit, less any Reserves.

4.                                     Financial Covenants.

(a)                                  Lender waives Borrowers’ compliance with the Fixed Charge Coverage Ratio and Tangible Net Worth covenants set forth in Section 6.19 of the Loan Agreement for the fiscal periods ended October 30, 2002, January 31, 2003 and April 30, 2003 only.

(b)                                 The foregoing waiver applies solely to the Fixed Charge Coverage Ratio and Tangible Net Worth covenants and only for the periods stated above.  Borrowers shall be in compliance with such covenants, as amended, for all other periods.

(c)                                  Subsections (a)-(c) of Section 6.19 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“(a)                            Borrowers shall maintain Tangible Net Worth of not less than (i) $5,800,000.00 as of July 31, 2003; (ii) $6,800,000.00 as of October 31, 2003; (iii) $8,700,000.00 as of January 31, 2004 and of all times thereafter through April 29, 2004; (iv) $9,100,000.00 as of

April 30, 2004; and (v) $7,250,000.00 as of July 31, 2004 and at all times thereafter.

(b)                                 Borrowers’ shall maintain a Fixed Charge Coverage Ratio of not less than (i) negative 4.32 to 1.0 for twelve (12) month period ending July 31, 2003; (ii) negative 3.70 to 1.0 for the twelve (12) month period ending October 31, 2003; (iii) negative 2.20 to 1.0 for the twelve (12) month period ending January 31, 2004; (iv) .90 to 1.0 for the twelve (12) month period ending April 30, 2004; (v) 1.75 to 1.0 for the twelve (12) month period ending July 31, 2004; and (vi) 1.75 to 1.0 as of the end of each fiscal quarter of Borrowers’ after July 31, 2004, measured on a rolling four (4) quarter basis.

(c)                                  Borrowers and Guarantor shall not, directly or indirectly, expend or commit to expend, for fixed or capital assets (including capital lease obligations) (collectively “Capital Expenditures”) in aggregate amount in excess of $1,100,000.00 in the fiscal year ending July 31, 2003 and in any fiscal year thereafter.”

5.                                       Additional Collateral.

(a)                                  Contemporaneously with the execution of this Amendment, as additional security for the Obligations, Borrowers shall execute and deliver to Lender Deeds of Trust and collateral agreements granting to Lender (i) a first priority mortgage lien on and security interest in the real property and improvements thereon owned by VA and located at 350 Sherwood Drive, Keysville, Virginia (together with all rents, leases and other rights with respect thereto) and (ii) a second priority mortgage lien on and security interest in the real property and improvements thereon owned by VA and located at 807 South Main Street, Chase City, Virginia (together with all rents, leases and other rights with respect thereto) (collectively, the “Additional Collateral”).  In connection with the Additional Collateral, contemporaneously with the execution of this Amendment, Borrowers shall cause to be delivered to Lender a title insurance policy insuring Lender’s lien thereon, which policy shall be from an insurer and in form, content and amount satisfactory to Lender

(b)                                 From and after the date hereof, references to “Collateral” under the Loan Agreement shall be deemed to include, without limitation, the Additional Collateral.

(c)                                  On or before September 15, 2003, Borrowers shall cause to be delivered to Lender, at the sole cost and expense of Borrowers (i) an appraisal on the Additional Collateral in form, content and prepared by an appraiser satisfactory to Lender and (ii) an environmental audit with respect to the Additional Collateral in form, content and performed by an environmental engineer satisfactory to Lender.

6.                                     Inventory.

(a)                                  On or before September 30, 2003, at Borrowers’ sole cost and expense, Borrowers shall cause to be delivered to Lender an appraisal on Borrowers’ inventory in form, content and from an appraiser acceptable to Lender.

(b)                                 On or before August 22, 2003, Borrowers, Lender and Borrowers’ customs broker shall enter in an agreement in the form attached hereto as Exhibit “A” regarding Borrowers’ in-transit inventory and the documents of title with respect thereto.

(c)                                  From and after the date hereof, and without in any way limiting the generality of any provisions of the Loan Agreement, the following items of inventory, as determined by Lender from time to time, shall in no event be deemed Eligible Inventory:

(i)                                     inventory which is equal to or greater than 12 months old;

(ii)                                  that portion of a particular item of inventory which is in excess of the quantity of such item of inventory sold by the Borrowers during the immediately preceding 12 month period;

(iii)                               all inventory of a particular type (excluding new items of inventory which had not been previously offered for sale by Borrowers), regardless of the age thereof, if no sales of that type of inventory have been made within the immediately preceding 12 month period; and

(iv)                              inventory purchased or manufactured by Borrowers for a particular holiday season, during the applicable period shown on Exhibit “B” attached hereto.  By way of example only, inventory purchased or manufactured by Borrowers and consisting of Christmas canes would not be Eligible Inventory for the period from December 26 through and including March 1.

7.                                     Key Man Life Insurance.  On or before the date hereof, Borrowers shall cause to be delivered to Lender an assignment agreement (with the acknowledgment of the insurance issuer) in form and content satisfactory to Lender, with respect to a key-man life insurance policy on the life of Uziel Frydman in an amount equal to at least One Million Dollars ($1,000,000).

8.                                     Movement of Equipment.

(a)                                In the event that Borrowers desire to move any equipment of Borrowers to a location outside of the United States, Borrowers shall (i) provide Lender with at least 5 Business Days prior notice thereof (which notice shall include identification of the equipment being moved), and (ii) on or before the date such equipment is moved, pay to Lender an amount (the “Additional Term Loan Payment”) equal to the value of such equipment as shown on that certain equipment appraisal prepared by Michael Fox, Inc. dated September 24, 2002.

(b)                               Each Additional Term Loan Payment shall be applied to the outstanding principal balance of Term Loan A and/or Term Loan B as Lender shall determine.  Borrowers shall not be required to pay any prepayment premium with respect to any Additional Term Loan Payment.  The Additional Term Loan Payments shall be deemed to be applied to principal payments due under Term Loan A and/or Term Loan B, as applicable, in the inverse order of maturity and shall not change the timing or amount of the regularly scheduled payments due thereunder.

(c)                                Nothing in this Section 7, nor the receipt by Lender of any Additional Term Loan Payments, shall be deemed to be a release by Lender of its security interests in or rights and remedies with respect to any equipment in respect of which an Additional Term Loan Payment is made, all of which security interests, rights and remedies shall continue in accordance with the terms and conditions of the Loan Agreement and each of the other Loan Documents.

9.                                     K-Mart Receivables.

(a)                                Without in any way limiting the generality of any provisions of the Loan Agreement, accounts receivable of Borrowers due from K-Mart (the “K-Mart Receivables”) which are created after the date of this Amendment shall in no event be deemed Eligible Accounts.

(b)                               Lender will consent to Borrowers entering into a factoring arrangement with a third party with respect to the K-Mart Receivables, provided that the factor shall have an interest solely in the K-Mart Receivables and the proceeds thereof and all documentation in connection therewith shall be otherwise in form and content satisfactory to Lender.

10.                               Collateral Servicing Fee.  Section 10.5(f) of the Loan Agreement is hereby amended by replacing the reference to “$500” therein with “$1,900.00”.  The foregoing increase shall be deemed effective beginning with the month of June, 2003.

11.                               Asher Candy, Inc.

(a)                                Asher has been deemed “administratively dissolved” by the State of Wyoming.

(b)                               Within ten (10) days following the date hereof, Borrower shall have completed all action necessary to cause Asher to be in good standing in the State of Wyoming and shall have delivered evidence satisfactory to Lender of all such action.

(c)                                On or before October 30, 2003, Borrower shall cause to be delivered to Lender a good standing certificate for Asher from the State of Wyoming, which shall be in form and content satisfactory to Lender.

12.                               Amendment Fee.

(a)                                Borrowers shall pay to Lender an amendment fee in the amount of $100,000.00 (the “Amendment Fee”), which has been fully earned by Lender as of the date hereof.

(b)                               The Amendment Fee shall be paid as follows:

(i)                                     $5,000.00 on the date of execution of this Amendment; and

(ii)                                  $95,000.00 on the earlier of (1) December 1, 2003, (2) the occurrence of an Event of Default and demand by Lender for payment in full of the Obligations or (3) termination of the Loan Agreement for any reason.

13.                               Further Agreements and Representations.  Each Borrower and Guarantor does hereby:

(a)                                ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and the other Loan Documents are valid, binding and in full force and effect;

(b)                               covenant and agree to perform all of such Borrower’s and Guarantor’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)                                acknowledge and agree that as of the date hereof, neither any Borrower nor Guarantor has any defense, set-off, counterclaim or challenge against the payment of any sums owing under any of the Obligations, as amended, or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)                               acknowledge and agree that except as heretofore disclosed to Lender by Borrowers in writing, all representations and warranties of Borrowers and Guarantor contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)                                represent and warrant that, after giving effect to this Amendment, no Event of Default or event which with the delivery of notice, passage of time or both would constitute an Event of Default exists or will exist and all information described in the foregoing Background is true and accurate; and

(f)                                  covenant and agree that Borrowers’ or Guarantor’s failure to comply with the terms of this Amendment or any of the documents executed or delivered to Lender pursuant to the terms hereof shall constitute an Event of Default under the Loan Agreement.

14.                               Additional Documents; Further Assurances.  Borrowers and Guarantor covenant and agrees to execute and deliver to Lender, or to cause to be executed and delivered to Lender contemporaneously herewith, at the sole cost and expense of Borrowers, all documents, agreements, statements, resolutions, certificates, consents and information as Lender may require in connection with the matters or actions described herein.  Borrowers and Guarantor further covenant and agree to execute and deliver to Lender or to cause to be executed and delivered at the sole cost and expense of Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Lender in its reasonable sole discretion.

15.                               Release.  Borrowers and Guarantor acknowledge and agree that they have no claims, suits or causes of action against Lender and hereby remise, release and forever discharge Lender and its officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which any Borrower or Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

16.                               Certain Fees, Costs, Expenses And Expenditures.  Borrowers will pay all of the Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses, appraisal costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.  Nothing contained herein shall limit in any manner whatsoever Lender’s right to reimbursement under any of the Loan Documents.

17.                               No Further Amendment; No Course of Dealing.  Nothing contained herein constitutes an agreement or obligation by Lender to grant any further amendments with respect to any of the Loan Documents.  Except as expressly set forth in Section 3(a) above, any waiver or implied waiver by Lender of any obligations or covenants of Borrowers, Guarantor or any of them, under the Loan Documents is expressly terminated and rescinded and Borrowers shall strictly perform and comply with all obligations and covenants under the Loan Documents.

18.                               Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

19.                               Construction.  Any capitalized terms used in this Amendment not otherwise defined shall have the meaning as set forth in the Loan Agreement.

20.                               Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21.                               Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

22.                               Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

23.                               No Third Party Beneficiaries.  The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

24.                               Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

25.                               Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

LENDER:		BORROWERS:

WACHOVIA BANK, NATIONAL ASSOCIATION		SHERWOOD BRANDS OF VIRGINIA, LLC
a Virginia limited liability company

By:	/s/ George C. Kyvernitis	By:	SHERWOOD BRANDS, INC.,
	George C. Kyvernitis, Vice President		Sole Member

			By:	/s/ Amir Frydman
Amir Frydman

SHERWOOD BRANDS, LLC,
a Maryland limited liability company

		By:	SHERWOOD BRANDS, INC.,
Sole Member

			By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

SHERWOOD BRANDS OF RI, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

ASHER CANDY, INC.

		By:		/s/ Amir Frydman
Amir Frydman
Executive Vice President

GUARANTOR:

SHERWOOD BRANDS, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

EXHIBIT “B”

Type of Inventory	Period of Exclusion from Eligible Inventory

Christmas Canes	December 26 through and including March 1

Christmas Gift items	December 26 through and including April 30

All other Christmas Categories	December 26 through and including June 30

Valentines items	February 15 through and including May 31

Easter items consisting of finished goods	Day after Easter through and including September 30

Halloween items	October 31 through and including March 31